Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Diane McKenna	Suzi Sharp
214.265.2595	214.265.2558
dmckenna@metropcs.com	ssharp@metropcs.com

MetroPCS Acquires Additional PCS Licenses

Dallas – April 19, 2004 – MetroPCS, Inc. announced today it has acquired four additional PCS licenses, each covering15 MHz of spectrum, that will allow the Company to expand coverage in its Sacramento market, including the cities of Modesto, Merced, Redding and Eureka, California. These licenses cover an area with an estimated population of approximately1.2 million people. “We look forward to this acquisition providing MetroPCS customers with greater coverage in Northern California,” said Roger Linquist, founder and chief executive officer of MetroPCS, Inc.

About MetroPCS Inc. – Dallas-based MetroPCS, a provider of wireless communications services, holds 18 PCS licenses in the greater Miami, San Francisco, Atlanta and Sacramento metropolitan areas. MetroPCS offers customers flat rate plans with unlimited anytime local and long distance minutes with no contract. The company is among the first wireless operators to deploy an all-digital network based on third generation infrastructure and handsets. For more information, visit the company Web site at www.metropcs.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. – The matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including our future expectations concerning our financial and operating performance. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from MetroPCS’ actual future experience involving any one or more of such matters and subject areas. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and the other risks and uncertainties. This press release speaks only as of its date, and MetroPCS disclaims any duty to update the information herein.

###